Exhibit 99.1

Pantry President and CEO Peter J. Sodini to Retire in 2009

SANFORD, N.C.--(BUSINESS WIRE) --April 23, 2009--The Pantry, Inc., (NASDAQ: PTRY), the leading independently operated convenience store chain in the Southeastern U.S., announced today that Chairman and Chief Executive Officer, Peter J. Sodini, is retiring at the expiration of his current contract on September 30, 2009, capping a long tenure with the Company. The Board of Directors has formed a search committee and expects to have a new CEO in place by that time. The search committee will review external candidates as well as internal candidates. A new CEO is expected to be in place by September 30 when Mr. Sodini’s contract expires.

“Pete’s commitment to this company and its people is unmatched”, commented Thomas M. Murnane, lead director. “All of us who have worked with Peter throughout the years have benefited from his leadership, his selfless commitment to the Company and his foresight. He leaves The Pantry with many core strengths, and we are grateful for his dedicated service.”

Mr. Sodini commented, “I have now spent over ten years with The Pantry, and am proud of what we have accomplished. Ultimately, however, the Board and I discussed the Company’s succession plan and we decided now was the right time to implement it. I look forward to working with the Board to assure a seamless transition and I continue to remain enthusiastic about the Company’s opportunities and prospects in the years to come.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2008 of approximately $9.0 billion. As of April 10, 2009, the Company operated 1,648 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

CONTACT: The Pantry, Inc.

Frank Paci, 919-774-6700 or

Tom Murnane, lead director, 646-732-4911; for questions about succession plan